Exhibit 10.19.3

DENINO NON-COMPETE/NON-SOLICITATION AGREEMENT

This DENINO NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of September, 2003, by and between WILLIAM DENINO (“Denino”) and STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”).

RECITALS:

WHEREAS, D/O STAFFING LLC, a New Jersey limited liability company (“Omahen”) and Stratus have executed an Asset Purchase Agreement (“Asset Purchase Agreement’) whereby Omahen has purchased certain assets related to the ongoing clerical and light industrial staffing business of Stratus at the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey; and Trenton, New Jersey branch offices (the “Purchased Assets”); and

WHEREAS, Omahen and Stratus have executed an agreement providing for limitations and restrictions on Omahen’s right to compete with Stratus, a copy of which is annexed hereto as Exhibit “A” (“Covenant Agreement”); and

WHEREAS, Denino is currently employed by Stratus as its Regional Manager; and

WHEREAS, upon the closing of the transaction between Omahen and Stratus, Denino will become an employee of an entity owned by Omahen; and

WHEREAS, Denino is currently subject to the terms of a certain Employment Agreement dated March 7, 2001 between Stratus as Employer and Denino as Employee (the “Employment Agreement”); and

WHEREAS, Denino possesses substantial information and knowledge regarding the Purchased Assets as well as the Retained Business, including the Retained Accounts and Shared Accounts, all as defined in the Asset Purchase Agreement; and

WHEREAS, Denino and Stratus wish to re-confirm in some respects the Employment Agreement and to also modify/clarify same; and

WHEREAS, Stratus and Denino desire to enter into an agreement whereby Denino agrees not to compete with Stratus to the extent hereinafter set forth.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

Confidentiality and Trade Secrets

Denino acknowledges that the manuals, methods, forms, techniques and systems of Stratus in its Retained Business, as defined below, are confidential trade secrets and are the property of Stratus.

Denino further acknowledges that he has had access to confidential information concerning Stratus’ Retained Business and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, prospects, methods of operation, key contact personnel and other data, all of which provides Denino with a competitive edge and none of which is readily available except to Stratus.

Denino further acknowledges that he has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment relating to Stratus’ Retained Business, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Denino with a competitive edge and none of which is readily available except to Stratus.

Denino agrees that all of the foregoing information regarding Stratus’ Retained Business and all methods, clients and employees related thereto constitutes valuable and proprietary trade secrets and confidential information of Stratus (hereafter “Confidential Information”).

Non-Competition Agreement

Denino agrees that regardless of geographic location, he will not, during the eighteen month period commencing with the Effective Date of the Asset Purchase Agreement (“Restrictive Period”) and unless otherwise agreed to by the parties by way of subcontracting agreement, payrolling agreement or otherwise, service any customers of Stratus’ business offices other than the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey and Trenton, New Jersey offices (the “Omahen Offices”) (Stratus’ other such offices being the Retained Business). Denino also agrees that during the Restrictive Period he will not,  solicit the Retained Accounts set forth on Schedule A hereof or any of Stratus’ accounts in the New Jersey counties other than the Excluded Counties as set forth on the attached customer lists being provided as Schedule B hereof. Denino acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of Stratus.

Non-Disclosure Agreement

Denino agrees that except as directed by Stratus, he will not at any time use for any reason or disclose to any person any of the Confidential Information or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Stratus or otherwise, without the prior written permission of Stratus, in Stratus’ Retained Business.

Agreement Not to Compete for Accounts or Personnel

Denino agrees that during the Restrictive Period he will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Stratus regarding the Retained Business or Retained Accounts of Stratus, as of the period twelve (12) months prior to the date of the Closing through the Effective Date, either for Denino’s own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

Consent of Stratus

Stratus hereby consents to the employment of Denino by Omahen and agrees that such employment shall not constitute a violation of any agreement or understanding to which Stratus is a party.

Restrictive Period

If the employment of Denino by Omahen is terminated for any reason, the Employment Agreement shall be reinstated except that the number of months in the applicable time period shall be shortened by the number of months of Denino’s employment by Omahen provided that, during Denino’s term of employment by Omahen, he was at all times in compliance with the terms of this Agreement.

Retained Business

For purposes of this Agreement, the term “Retained Business” shall have the meaning ascribed to it in the Stratus Non-Compete and Non-Solicitation Agreement between Stratus and Omahen.

STRATUS SERVICES GROUP, INC.

By:	/s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

/s/ William Denino
WILLIAM DENINO